Exhibit 4.2

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT (this “Amendment”), is made and entered into as of January 14, 2022, by and among Virgin Orbit Holdings, Inc., a Delaware corporation (as successor-in-interest to NextGen Acquisition Corp. II) (the “Company”), and Continental Stock Transfer & Trust Company, as warrant agent (“Continental”), and American Stock Transfer & Trust Company, LLC (“AST”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Warrant Agreement (as defined below).

WHEREAS, the Company and Continental previously entered into that certain Warrant Agreement, dated as of March 22, 2021 (the “Warrant Agreement”);

WHEREAS, pursuant to Section 8.2.1 of the Warrant Agreement, Continental has agreed to resign its duties as the Warrant Agent as of the date hereof, and AST has agreed to serve as successor Warrant Agent from and after the date hereof; and

WHEREAS, pursuant to Section 9.8 of the Warrant Agreement , the parties may amend the Warrant Agreement without the consent of the Registered Holders with respect to matters that the parties deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1 Amendment of the Warrant Agreement.  The parties hereby amend, effective as of the date of this Amendment, the Warrant Agreement as provided in this Section 1:

1.1 Change in Name of the Company. References to “NextGen Acquisition Corp. II” in the Warrant Agreement shall be replaced with “Virgin Orbit Holdings, Inc.”.

1.2 Change in Warrant Agent. References to “Continental Stock Transfer & Trust Company” in the Warrant Agreement shall be replaced with “American Stock Transfer & Trust Company, LLC” and it shall be understood that “Warrant Agent” shall hereafter refer to AST.

1.3 Change of Address of Warrant Agent. Section 9.2 of the Warrant Agreement is hereby amended to direct that all notices, instructions and communications under the Warrant Agreement to the Warrant Agent shall be delivered to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Email: Reorg_warrants@astfinancial.com

2 Resignation of Current Warrant Agent and Appointment of Successor Warrant Agent. Continental hereby resigns as Warrant Agent under the Warrant Agreement, and the Company hereby appoints AST to act as the Warrant Agent for the Company under the Warrant Agreement, and AST hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in the Warrant Agreement as modified by this Amendment.

3 Miscellaneous Provisions.

3.1 Successors. All the covenants and provisions of this Amendment by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.

3.2 Applicable Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the parties hereto hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereto hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.3 Counterparts. This Amendment may be executed in any number of original or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

3.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

3.5 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.6 Effect on Warrant Agreement. Other than as specifically set forth herein, all other terms and provisions of the Warrant Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect.

3.7 Entire Agreement. The Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

VIRGIN ORBIT HOLDINGS, INC.

By:	/s/ Brita O’Rear
	Name:	Brita O’Rear
	Title:	Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Margaret B. Lloyd
Name: Margaret B. Lloyd
Title: Vice President

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Margot Jordan
Name: Margot Jordan
Title: Chief Customer Officer